Exhibit 1.1




                                 January 9, 1998

Board of Trustees
Cortland Savings Bank
1 North Main Street
Cortland, New York 13045

         RE:      Investment Banking Services

Gentlemen:

This letter sets forth the terms of the proposed engagement ("Engagement Agreement") between CIBC Oppenheimer Corp. ("Oppenheimer") and Trident Securities, Inc. ("Trident") and Cortland Savings Bank (the "Bank") concerning our joint investment banking services in connection with the conversion ("Conversion") of the Bank from the mutual to the stock form of ownership and the issuance of shares of a stock holding company (the "Holding Company") to be formed as part of the transaction in a subscription and, under certain circumstances, a community offering and/or to the general public in a syndicated community offering (the "Syndicated Community Offering" and, together with the subscription and community offering, the "Offerings"). In the event that the Holding Company is not formed, the terms of this Engagement Agreement shall also apply to investment banking services in connection with the reorganization of the Bank into the mutual holding company form and the issuance of shares of common stock of the Bank in the Offerings, with such modifications to this Engagement Agreement as are necessary to reflect the changed structure of the transaction. Oppenheimer and Trident are sometimes referred to jointly herein as the "Financial Advisor."

Oppenheimer and Trident are prepared to assist the Bank in connection with the offering of shares of common stock of the Holding Company during the Offerings, as such term is defined in the Bank's Plan of Conversion (the "Plan"). It is expected that Oppenheimer and Trident will assist the Bank in the Offerings as set forth in Annex A attached hereto (which is incorporated by reference as if fully set forth herein), which assistance shall include, but is not limited to, the following: (1) acting as financial advisor to the Bank; (2) reviewing the appraisal with the Bank's Board of Trustees; (3) reviewing the registration statement, prospectus and other offering documents; (4) using best efforts to


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target sales efforts in the Bank's local communities; (5) conducting information meetings for prospective investors (as desired); (6) assisting in the solicitation of proxies by voting depositors; (7) training and educating the Bank's management and employees regarding the mechanics and regulatory requirements of the process; (8) providing support for the administration and processing of orders and establishing a Conversion Center on site at the Bank; and (9) assisting the Bank in its efforts to obtain approval for quotation on the Nasdaq National Market System and acting as a market maker for the shares. The Bank acknowledges that the Conversion Center activities portion of this assignment, as further described in Annex A, may be performed by either Oppenheimer or Trident, or in some combination of their services. The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agency Agreement") among Oppenheimer, Trident, the Holding Company and the Bank to be executed on the date the registration statement is declared effective by the Securities and Exchange Commission ("SEC"). The price of the shares during the Offerings will be the price established by the Board of Directors of the Holding Company and by the Bank's Board of Trustees, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to Oppenheimer, Trident, the Holding Company and the Bank. The Bank agrees it will not negotiate with any other underwriter or advisor relating to a possible Conversion of the Bank, unless either party informs the other in writing that it will not proceed to the execution of the Agency Agreement for the reasons set forth in the last sentence of the ninth paragraph of this Engagement Agreement.

The Bank recognizes and confirms that in performing its duties pursuant to this Engagement Agreement, Oppenheimer and Trident will be using and relying on data, material, and other information (the "Information") furnished by the Bank, the Holding Company, or their respective employees and representatives. In connection with Oppenheimer's and Trident's activities on the Bank's and the Holding Company's behalf, the Bank and the Holding Company will cooperate with Oppenheimer and Trident and will furnish Oppenheimer and Trident with all Information concerning the Bank and the Holding Company which Oppenheimer and Trident deem appropriate, and will provide Oppenheimer and Trident with access to the Bank's and the Holding Company's respective officers, directors, trustees, employees, independent accountants and legal counsel for the purpose of performing Oppenheimer's and Trident's obligations pursuant to this Engagement Agreement. The Bank hereby agrees and represents that all Information
(a) furnished to Oppenheimer and Trident pursuant to this Engagement Agreement, and (b) contained in any filing by the Bank or the Holding Company with any court or governmental or regulatory agency, commission or instrumentality (each, an "Agency") shall, at all times during the period of the



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Cortland Savings Bank
January 9, 1998
Page 3

engagement of Oppenheimer and Trident hereunder, be accurate and complete in all material respects at the time provided, and that, if the Information provided by the Bank becomes materially inaccurate, incomplete or misleading during the term of Oppenheimer's and Trident's engagement hereunder, the Bank shall so advise Oppenheimer and Trident in writing. Accordingly, Oppenheimer and Trident assume no responsibility for the accuracy and completeness of the Information. In rendering their services hereunder, Oppenheimer and Trident will be using and relying upon the Information without independent verification thereof or independent evaluation of any of the assets or liabilities of the Bank. All Information that is not publicly available will be treated in strict confidence, and will not be revealed, or used (except in the performance of Oppenheimer's and Trident's duties under this Engagement Agreement) by Oppenheimer and Trident unless legally compelled as determined in good faith by counsel to Oppenheimer or Trident.

The Bank acknowledges that all advice (written or oral) given by Oppenheimer and Trident to the Bank is intended solely for the benefit and use of the Bank and the Holding Company (including without limitation their respective management, trustees, directors, attorneys, accountants and transfer agent). Other than (a) to the extent reflected in the minutes of meetings of the Board of Trustees of the Bank and committees thereof, (b) for disclosure to the Federal Deposit Insurance Corporation ("FDIC"), the Board of Governors of the Federal Reserve System ("FRB"), the Office of Thrift Supervision ("OTS"), the New York State Banking Department, the SEC or any other regulatory authority having jurisdiction, the Bank's accountants, the Bank's attorneys, and the transfer agent, and (c) pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative or legislative body or committee or as otherwise required by law or regulation (based on the advice of counsel to the Bank), no opinion or advice (written or oral) of Oppenheimer and Trident shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public reference regarding Oppenheimer's or Trident's services or advice hereunder be made by the Bank, the Holding Company or their respective directors, trustees, officers, employees and representatives without the prior written consent of Oppenheimer and Trident, which consent shall not be unreasonably withheld. Oppenheimer and Trident acknowledge and agree that all information provided to them by the Bank regarding the Bank's financial condition or business affairs, whether now existing or projected, shall be deemed confidential, except for such information that has been disclosed publicly by the



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Cortland Savings Bank
January 9, 1998
Page 4

Bank. Anything herein to the contrary notwithstanding, confidential information shall not include: (a) any information which Oppenheimer or Trident or their respective legal counsel or other representatives ("Representatives") possessed prior to any disclosure by the Bank; (b) any information which was not received from the Bank or the Holding Company, or their respective officers, trustees, directors, agents and employees, regarding the Conversion; (c) any information which is in the public domain; or (d) anything which becomes a matter in the public domain or becomes known or available to Oppenheimer or Trident or any of their respective Representatives on a nonconfidential basis from any source, provided such source is not known to Oppenheimer's or Trident's actual knowledge to be bound by a confidentiality agreement with the Bank. The obligations of the parties under this paragraph shall survive termination of this Engagement Agreement and the consummation of the Conversion.

For their services Oppenheimer and Trident will receive the following compensation and reimbursement from the Bank:

    1. A commission equal to one hundred and fifteen basis points (1.15%) of the aggregate dollar amount of stock sold in the subscription and direct community offerings excluding any shares of stock sold to (i) the Bank's or Holding Company's directors, trustees, officers and their immediate families and any Individual Retirement Account or employee benefit plans for the benefit of any such directors, trustees, officers and their immediate families and (ii) any employee benefit plans of the Bank or the Holding Company and excluding any shares sold or issued to or exchanged with the shareholders of another holding company or financial institution in a contemporaneous or subsequent merger, consolidation or other business combination of the Holding Company or the Bank with such other holding company or other financial institution; provided, however, that in no event shall the commission payable pursuant to this paragraph 1 be less than $750,000.

    2. For stock sold by Oppenheimer and Trident or other National Association of Securities Dealers ("NASD") member firms in the Syndicated Community Offering, the commission shall not exceed four and one-half percent (4.5%).

    3.       The foregoing fees and commissions are to be payable to

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Cortland Savings Bank
January 9, 1998
Page 5


             Oppenheimer and Trident at closing as defined in the Agency Agreement.

    4. Oppenheimer and Trident shall be reimbursed for out-of-pocket expenses incurred by them, whether or not the Agency Agreement is consummated, and Oppenheimer and Trident shall document such expenses to the reasonable satisfaction of the Bank. Such out-of-pocket expenses will not exceed $25,000, excluding the expenses described in the succeeding paragraph and agreed upon disbursements. The Bank agrees to pay directly the expenses for Oppenheimer's and Trident's legal fees not to exceed $75,000, exclusive of out-of-pocket expenses and disbursements for such legal counsel, which shall also be the Bank's responsibility. The Bank will forward to each of Oppenheimer and Trident a check in the amount of $10,000 as an advance payment to defray the expenses of Oppenheimer and Trident; provided, however, that if the Financial Advisor terminates the engagement hereunder without cause, the Financial Advisor shall only be entitled to reimbursement of its out-of-pocket expenses through the date of such termination.

It further is understood that the Bank will pay all other expenses of the Offerings, including, but not limited to, its attorneys' fees, the fees of the independent appraiser, the fees of the account consolidation agent, the fees of the independent vote tabulator, NASD filing fees, the fees of attorneys relating to any required state securities laws filings, transfer agent charges, roadshow related expenses, telephone charges, air freight, rental equipment, supplies, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing. These expenses are to be in addition to those enumerated in item "4" of the preceding paragraph of this Engagement Agreement.

For purposes of Oppenheimer's and Trident's obligation to file certain documents and to make certain representations to the NASD in connection with the Conversion and stock sale, and except as otherwise disclosed to Oppenheimer and Trident in writing on the date hereof, the Bank warrants that: (a) the Bank has not privately placed any securities within the last 18 months; (b) except for Northeast Capital & Advisory, Inc, there have been no material dealings within the last 12 months between the Bank and any NASD member or any person related to or associated with any such member; (c) none of the officers, trustees or directors of the Bank or the




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Cortland Savings Bank
January 9, 1998
Page 6


Holding Company has any affiliation with the NASD; (d) except with respect to Northeast Capital & Advisory, Inc. and as contemplated by this Engagement Agreement with Oppenheimer and Trident, the Bank has no financial or management consulting contracts outstanding with any NASD member or any person related to or associated with any such member; (e) the Bank has not granted Oppenheimer or Trident a right of first refusal with respect to the underwriting of any future offering of the Bank's stock; and (f) there has been no intermediary between Trident, Oppenheimer and the Bank in connection with the public offering of the Holding Company's or the Bank's shares, and no NASD member or any person related to or associated with any such member is being compensated in any manner for providing such service.

The Bank agrees to indemnify and hold harmless Oppenheimer and Trident and each person, if any, who controls either of such firms against all losses, claims, damages or liabilities, joint or several, and all legal or other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "losses"), to which they may become subject under securities laws or under the common law, that arise out of or are based upon the Conversion or the engagement hereunder of Oppenheimer and Trident as set forth in Annex B attached hereto, which is incorporated by reference as if fully set forth herein. If the Agency Agreement is entered into with respect to the common stock to be issued in the Conversion, the Agency Agreement will provide for indemnification, which will be in addition to any rights that Oppenheimer and Trident or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agency Agreement entered into by the Bank, the Holding Company, Oppenheimer and Trident.

This letter is merely a statement of intent and is not a binding legal agreement except as to (i) the fifth paragraph of this Engagement Agreement above with regard to the obligation to reimburse Oppenheimer and Trident for out-of-pocket expenses and disbursements to be incurred prior to the execution of the Agency Agreement, (ii) the indemnity described in the preceding paragraph (iii) the last sentence of the second paragraph of this Engagement Agreement and (iv) the confidentiality provisions of the fourth paragraph of this Engagement Agreement. While the Bank, Oppenheimer and Trident agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the Offerings, any legal obligations between the Bank, Oppenheimer and Trident shall be only as set



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Cortland Savings Bank
January 9, 1998
Page 7



forth in the duly executed Agency Agreement. Such Agency Agreement shall be in form and content satisfactory to Oppenheimer, Trident and the Bank, and shall be subject to, among other things, there being in Oppenheimer's and Trident's opinion, no material adverse change in the condition or operations of the Bank or no market conditions which might render the sale of the shares by the Bank hereby contemplated inadvisable, and, there being in the Bank's opinion, no material change in the financial condition, operations or regulatory status of either Oppenheimer or Trident.

In addition, the obligations of Oppenheimer and Trident to enter into the Agency Agreement will be subject to the approval of Oppenheimer's and Trident's Due Diligence and Commitment Committees, the satisfactory completion of Oppenheimer's and Trident's due diligence investigation, market conditions and the good faith negotiation of customary and mutually agreeable terms and conditions.

Oppenheimer and Trident shall be permitted to advertise, in such newspapers and periodicals as they may choose, the services they provided to the Bank in connection with a Conversion subsequent to the consummation of a Conversion. This Engagement Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof and may not be amended or modified except in a writing signed by both parties.

Any action, suit or proceeding arising out of, based on, or in connection with this Engagement Agreement or the transaction contemplated hereby may be brought only in a court located in White Plains, New York, and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Engagement Agreement or the subject matter hereof may not be enforced in or by such court.

If any provision of this Engagement Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Engagement Agreement shall not be affected thereby and, to this extent, the provisions of this





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Cortland Savings Bank
January 9, 1998
Page 8


Engagement Agreement shall be deemed to be severable.

The Bank, Oppenheimer and Trident represent and warrant that each has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Engagement Agreement.

No waiver, amendment or other modification of this Engagement Agreement shall be effective unless in writing and signed by all the parties to be bound thereby.

This Engagement Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party's successors but may not be assigned without the prior written approval of the other parties.

The Bank represents and warrants to Oppenheimer and Trident, and Oppenheimer and Trident represent to the Bank to the best of their knowledge, that there are no brokers, representatives or other persons which have an interest in compensation due to Oppenheimer and Trident from any transaction contemplated herein.

Please acknowledge your agreement to the foregoing by signing below and returning to each of Oppenheimer and Trident an executed copy of this letter along with the advance payment of $10,000.


Yours very truly,

CIBC OPPENHEIMER CORP.                                  TRIDENT SECURITIES, INC.

By:                                                     By:
   ---------------------------------                       ---------------------

         Mary Anne Callahan                             Timothy E. Lavelle
         Executive Director                             Managing Director


Agreed and accepted this
     Day of January, 1998

CORTLAND SAVINGS BANK

By:
   ---------------------------------
         Wesley D. Stisser

Cortland Savings Bank
January 9, 1998
Page 9



         President and Chief Executive Officer





                                     ANNEX A


Conversion Center Activities As further described in the attached engagement letter, Oppenheimer and/or Trident will supervise and administer the Conversion Center. Designated representatives of either (or both) of such firms will train Conversion Center staff to help record stock orders, answer customer inquiries and handle special situations as they arise. Conversion Center activities include the following:

- Provide experienced on-site registered representatives to manage the Conversion Center;
- Identify and organize space for the on-site Conversion Center, the focal point of conversion activity;
-    Administer the Conversion Center;
- Prepare procedures for processing proxies, stock orders and cash, and for handling requests for information;
-    Provide training and guidance for the telephone team in soliciting proxies;
- Train branch managers and customer-contact employees on the proper response to stock purchase inquiries;
- Train and supervise Conversion Center staff assisting with proxy and order processing;
-    Prepare daily sales reports for management;
- Coordinate functions with the conversion agent, printer, transfer agent, stock certificate printer and other professionals;
-    Organize and implement a proxy solicitation campaign;
-    Design and implement procedures for handling IRA and Keogh orders;
-    Provide post-offering subscriber assistance; and
-    Assist in the allocation of shares in the event of an oversubscription.

Securities Marketing Activities:

- Assign licensed registered representatives from our staff to work at the Conversion Center to solicit orders on behalf of the Bank from prospective investors who have been targeted as likely and desirable stockholders;
- Assist management in developing a list of potential investors who are viewed as priority prospects;
-    Respond to inquiries concerning the conversion and investment opportunity;
- Organize, coordinate and participate in community informational meetings. These meetings are intended to both relieve customer anxiety and attract potential investors. The meetings generate widespread publicity for the conversion while providing local exposure of the Bank and promoting favorable stockholder relations;
- Supervise and conduct a telemarketing campaign to identify prospects from among the Bank's customer base (if requested);
- Continually advise management on market conditions and the community's responsiveness to the offering;
- Educate the Bank's trustees, officers and employees about the conversion, their roles and relevant securities laws; and
- If appropriate, assemble a selling group of selected local broker-dealers to assist in selling stock during the offering. In so doing, prepare broker "fact sheets" and arrange "roadshows" (at the Bank's expense) for the purpose of stimulating local interest in the stock and informing the brokerage community of the particulars of the offering.



                                     ANNEX B

The Holding Company and the Bank as defined in the attached Engagement Agreement (collectively, the "Company") hereby agree to indemnify Oppenheimer and Trident, their respective employees, directors, officers, agents, affiliates and each person, if any, who controls either of such firms within the meaning of either
Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including Oppenheimer and Trident, is referred to as "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by any Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ("Damages"), to which such Indemnified Party, in connection with its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to liability (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or the omission or the alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act or failure to act or (iii) arising out of Oppenheimer's and Trident's engagement or the rendering by any Indemnified Party of its services under the Engagement Agreement; provided, however, that the Company will not be liable to the Indemnified Party hereunder to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction (x) to have resulted from the gross negligence, bad faith or willful misconduct of the Indemnified Party seeking indemnification hereunder or
(y) to have arisen out of or be based upon any untrue statement of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final proxy statement, registration statement or prospectus, or any amendment or supplement thereto, or any of the applications, notices, filings or documents related thereto made in reliance on and in conformity with written information regarding (a) Oppenheimer and Trident or (b) the possible use of a syndicated community offering which written information is furnished to the Bank or the Holding Company by Oppenheimer and Trident expressly for use therein.

These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If for any reason, other than a final non-appealable judgment finding an Indemnified Party liable for Damages for its gross negligence, bad faith or willful misconduct, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and Oppenheimer and Trident on the other, but also the relative fault of the Company and the Indemnified Party as well as any relevant equitable considerations, subject to the limitation that in no event shall the total contribution of all Indemnified Parties to all such Damages exceed the total amount of fees actually received and retained by Oppenheimer and Trident hereunder.

Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will notify the Company in writing of the receipt or commencement thereof and the Company shall have the right to assume the defense of such claim or action (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and expenses of such counsel), provided that the Indemnified Party shall have the right to control its defense if, in the opinion of its counsel, the Indemnified Party's defense is unique or separate to it as the case may be, as opposed to a defense pertaining to the Company. In any event, the Indemnified Party shall have the right to retain counsel reasonably satisfactory to the Company, at the Company's expense, to represent the Indemnified Party in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the Company and the Company's counsel in the defense of such claim or action, it being understood, however, that the Company shall not, in connection with any one such claim or action or separate but substantially similar or related claims or action in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all the Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. In the event that the Company does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel reasonably satisfactory to the Company, at the Company's expense, to defend such claim or action. The omission by an Indemnified Party to promptly notify the Company of the receipt or commencement of any claim or action in respect of which indemnity may be sought will relieve the Company from any liability the Company may have to such Indemnified Party only to the extent that such a delay in notification materially prejudices the Company's defense of such claim or action. The Company shall not be liable for any settlement of any such claim or action effected without its written consent, which shall not be unreasonably withheld or delayed. Any obligation pursuant to this Annex B shall survive the termination or expiration of the Engagement Agreement.